Exhibit 10.3

EXECUTION DRAFT

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated and effective as of September 11, 2015 (the “Effective Date”), is entered into by and among 99 Cents Only Stores LLC, a California limited liability company (the “Company”) and Geoffrey J. Covert (“Executive”).

NOW, THEREFORE, the Company and Executive agree as follows:

1.                                      Employment.

(a)                                 Term.  The term of this Agreement shall commence on September 11, 2015 (the “Start Date”) and shall continue until the fourth anniversary of the Start Date, unless earlier terminated pursuant to Section 4 hereof (the “Initial Term”); provided, that on the last day of the Initial Term, the term of this Agreement automatically shall be extended for one additional year, unless earlier terminated pursuant to Section 4 hereof, unless, not later than 90 days prior to the expiration of the Initial Term, either party gives written notice to the other that the term of this Agreement will not be extended.  The Initial Term, together with any extension, collectively shall be referred to as the “Term.” After the Term, Executive’s continued employment with the Company, if any, shall be pursuant to such terms and conditions as Executive and the Company may agree.

(b)                                 Duties and Responsibilities.  During the Term, Executive shall serve as the full-time President and Chief Executive Officer of the Company and shall have the duties and responsibilities customarily associated with such position, and such additional duties and responsibilities as may from time to time be assigned to him by the Board of Directors (the “Board”) of the Company’s parent, Number Holdings, Inc. (“Parent”).  Executive shall report directly to the Board.  Executive shall also serve on (or following an initial public offering of Parent, will be nominated to) the Board for so long as Executive serves as the Chief Executive Officer of the Company and Parent is the parent of the Company.  Executive shall not receive any separate compensation for his Board service. Executive shall (i) devote his full business time to the business and affairs of the Company, (ii) not engage in any other business activities, as a director, officer, employee or consultant or in any other capacity, whether or not he receives compensation therefor and (iii) observe and comply with all rules, regulations, policies and practices of the Company.  Executive shall principally perform his duties at the Company’s headquarters in Los Angeles County, California.  Notwithstanding the foregoing, Executive may serve on the boards of charitable, civic or religious organizations, engage in charitable and community affairs and activities, and manage his personal investments; provided that such activities do not interfere with the performance of Executive’s duties and responsibilities hereunder.

2.                                      Compensation.

(a)                                 Base Salary.  So long as he remains employed by the Company, during the Term Executive shall be paid a base salary (“Base Salary”), which initially shall be at the annual rate of $900,000, payable in installments, at least monthly, consistent with the Company’s normal payroll practices.

(b)                                 Annual Incentive Bonus.

(i)                                     Beginning with fiscal year 2017, Executive shall be eligible to earn an annual incentive bonus (“Annual Bonus”) for each fiscal year of the Company under a bonus plan approved by the Board or an authorized committee thereof.  Executive’s target Annual Bonus shall be 100% of the Base Salary in effect at the beginning of such fiscal year. Executive’s maximum Annual Bonus shall be 200% of the Base Salary in effect at the beginning of such fiscal year. The actual level of payment will be contingent upon achieving applicable performance goals as determined by the Board or an authorized committee thereof.  For fiscal year 2016, Executive’s Bonus shall be 100% of the Base Salary, provided that any bonus for fiscal year 2016 shall be prorated for the period of Executive’s actual employment with the Company (“Guaranteed Bonus”).

(ii)                                  Except as provided in Section 4 hereof, no Bonus shall be earned until the date that such Bonus is paid, and Executive must be an employee in good standing on such date to earn any such Bonus and each Bonus shall be paid in the first calendar year that ends following the end of the fiscal year relating to such Bonus.  Payment of each such Bonus will be based on the evaluation of the level of achievement of performance goals by the Board, or an authorized committee thereof, in its reasonable discretion.

(c)                                  Option Awards.  Subject to the approval of the Compensation Committee of the Board and pursuant to the terms of Parent’s 2012 Stock Incentive Plan (the “Equity Plan”), as soon as practicable following the Start Date, Executive shall be granted options to purchase shares of common stock of Parent in substantially the forms attached hereto as Exhibit A and Exhibit B.

3.                                      Employee Benefits.

(a)                                 Business Expenses.  Upon timely submission of itemized expense statements and other documentation in accordance with the procedures specified by the Company, Executive shall be entitled to reimbursement for actual out-of-pocket business and travel expenses duly incurred by Executive during the Term in the course of his duties hereunder, in accordance with the policies of the Company then in effect generally applicable to senior executives of the Company.

(b)                                 Transition Program.  Executive shall be eligible to participate in the Transition Program described in Exhibit C.

(c)                                  Relocation.

(i)                                     The Company shall reimburse Executive for reasonable out-of-pocket expenses for the transfer of household goods from Executive’s former residence in Ohio to Executive’s property in Florida or California incurred on or after the Effective Date and on or prior to the first anniversary thereof, up to a maximum of $50,000.

(ii)                                  The Company shall reimburse Executive for out-of-pocket costs associated with leasing temporary housing in the Los Angeles, California metropolitan area, not to exceed the monthly cost of the temporary housing leased by Executive as of the Effective Date, beginning on the later of (A) the Effective Date and (B) the date Executive establishes residency in California until the earlier of (x) the six-month anniversary of the first day of such lease and (y) the six-month anniversary of the Effective Date.

(iii)                               All expense reimbursements, including the transfer of household goods, are subject to the Company’s and Parent’s policies in effect from time to time.  Executive must be employed by the Company on the date of reimbursement.  In no event shall Executive be able to determine the year of payment of any reimbursement.

(d)                                 Benefit Plans.  So long as he remains employed by the Company, during the Term Executive shall be entitled to participate in the Company’s employee benefit plans and programs (“Benefit Plans”) as they may exist from time to time, in each case as offered by the Company to its senior executives generally, subject to the terms and conditions thereof.  Nothing in this Agreement shall require the Company to maintain any Benefit Plan, or shall preclude the Company from terminating or amending any Benefit Plan from time to time.

(e)                                  Vacation.  Executive shall be entitled to six weeks of vacation time per year (pro-rated for any partial years) to be accrued and used in accordance with the Company’s vacation policy for senior executives.  Executive acknowledges that given his position at the Company, Executive will remain generally available and accessible to the Company’s senior managers through an electronic means of communication when reasonably possible.

4.                                      Termination of Employment.  This Agreement may be terminated in accordance with this Section 4.

(a)                                 For Cause.  The Company may terminate Executive’s employment for “Cause” immediately upon written notice for any of the following reasons: (i) Executive’s (A) being indicted for or charged with a felony under United States or applicable state law or (B) conviction of, or plea of guilty or nolo contendere to a misdemeanor where imprisonment is imposed (other than for a traffic-related offense); (ii) perpetration by Executive of an illegal act, dishonesty, or fraud that could cause economic injury to the Company, Parent or any of their subsidiaries; (iii) Executive’s insubordination, refusal to perform his duties or responsibilities for any reason other than illness or incapacity; (iv) Executive’s unsatisfactory performance of his material duties for the Company, Parent or any of their subsidiaries, after written notice thereof (if such a breach is capable of correction), unless Executive fully corrects his unsatisfactory performance within 30 days following receipt of such notice, as determined by the Board or a duly authorized committee thereof; (v) willful and deliberate failure by Executive to perform his duties after he has been given notice and an opportunity to effectuate a cure as determined by the Company; (vi) Executive’s willful misconduct or gross negligence with regard to the Company, Parent or any of their subsidiaries; (vii) Executive’s unlawful appropriation of a material corporate opportunity; (viii) Executive’s breach of (A) any confidentiality or other restrictive covenant entered into between Executive and the Company or any of its affiliates, including the Fair Competition Agreement or (B) any other agreement with the Company or any of its affiliates; or (ix) Executive’s failure to start providing services to the Company on the Start Date in accordance with this Agreement for any reason.

Upon termination of Executive’s employment for Cause, neither the Company, nor any of its affiliates, shall be under any further obligation to Executive, except the Company’s obligation to pay (A) all accrued but unpaid Base Salary to the date of termination within 30 days following such termination, less all applicable deductions, (B) any accrued but unused vacation, (C) any earned and vested benefits and payments pursuant to the terms of any Benefit Plan and (D) all unreimbursed business expenses incurred and properly submitted in accordance with this Agreement (the payments and benefits described in subsections (A) through (D) herein shall be referred herein as the “Accrued Benefits”).

(b)                                 Without Cause; Good Reason.

(i)                                     The Company may terminate Executive’s employment at any time without Cause immediately upon delivery of written notice.

(ii)                                  Executive may terminate Executive’s employment at any time for Good Reason (as defined in Section 4(b)(v)) by giving written notice to the Company of his good faith belief that Good Reason exists within 60 days thereof, which notice shall describe the circumstances thereof; provided that (A) the Company shall have 30 days following receipt of such notice to cure such circumstance(s), and (B) Executive terminates his employment within 15 days following the expiration of the Company’s cure period without the Company curing such circumstance(s).

(iii)                               Upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, in each case during the Term, in addition to the Accrued Benefits, Executive shall be entitled to receive from the Company (A) an amount equal to Executive’s Base Salary, payable in equal installments over 12 months following termination of employment in accordance with the Company’s regular payroll schedule, commencing on the first regularly scheduled payroll date on or after the 60th day following termination of employment and (B) if such termination is during the last six months of any fiscal year, a pro-rated share of the Annual Bonus payable pursuant to Section 2(b)(i) hereof (based on the period of actual employment) to which Executive would have been entitled had Executive worked for the full fiscal year during which the termination occurred, based on the actual level of achievement of the applicable goals for such fiscal year (the “Pro-rata Bonus”), payable in a lump sum when bonuses are paid to executives generally and in accordance with Section 2(b)(ii).  Neither the Company nor any of its affiliates shall be under any further obligation to Executive.

(iv)                              The foregoing payments shall be contingent on (A) Executive executing and delivering to the Company a release of claims against the Company substantially in the form attached hereto as Exhibit D (subject to any modifications necessary to render such release fully enforceable under applicable law, as determined by the Company) (“Release”), and such Release becoming effective by the 60th day following Executive’s termination of employment and (B) Executive’s continued compliance with all post-termination restrictive covenants applicable to Executive, including the covenants contained in the Fair Competition Agreement.  Any installments delayed pursuant to the foregoing sentence shall be paid with the first such payment on the first regularly schedule payroll date on or after the 60th day following termination of employment.  A termination of Executive’s employment under this Section 4(b) does not include a termination of employment by reason of Executive’s Disability (as defined below) or upon the death of Executive, or the Company’s timely notice of its option not to extend the Term.

(v)                                 “Good Reason” shall mean a material breach of this Agreement by the Company without Executive’s written consent.

(c)                                  Resignation without Good Reason.  Executive may resign his employment without Good Reason upon providing the Company 30 day’s prior written notice; provided, that the Company shall have the right to accelerate Executive’s termination date to an earlier date than specified in Executive’s notice.  In the event of such resignation by Executive, neither the Company nor any of its affiliates shall be under any further obligation to Executive, except the Company’s obligation to pay the Accrued Benefits.

(d)                                 Disability; Death.  The Company may terminate Executive’s employment if Executive experiences a “Total Disability” (or equivalent) as defined under the Company’s Long Term Disability Plan in effect at the time of the disability (or, if no Long Term Disability Plan is in effect at the time of the disability, if executive becomes disabled within the meaning of Section 409A (as defined below)) (a “Disability”).  In the event that Executive’s employment is terminated by reason of Executive’s Disability or upon the death of Executive, in addition to the Accrued Benefits, Executive shall be entitled to receive from the Company the Pro-rata Bonus, payable in a lump sum when bonuses are paid to executives generally and in accordance with Section 2(b)(ii).  Neither the Company nor any of its affiliates shall be under any further obligation to Executive or his estate.  The foregoing payments shall be contingent on Executive (or Executive’s estate, as applicable) executing and delivering to the Company a Release, and such Release becoming effective by the 60th day following Executive’s termination of employment.

(e)                                  Compliance with Injunction.  If Executive is enjoined from working for the Company, (i) Executive shall comply with such injunction, (ii) Executive shall immediately cease working for the Company, (iii) the Term of this Agreement shall immediately cease, (iv) the Company shall make no further payments to Executive pursuant to this Agreement or otherwise, (v) neither the Company nor any of its affiliates shall have any further obligations to Executive pursuant to this Agreement or otherwise.

(f)                                   Cooperation.  Following termination of employment for any reason, Executive shall (i) cooperate with the Company and its affiliates and their respective counsel, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive and (ii) cooperate and provide assistance to the Company and its affiliates and their respective counsel at the Company’s reasonable request in connection with any action, suit or proceeding brought by or against the Company or any of its affiliates (or in which any of them is or may be a party) or that relates in any way to Executive’s employment by the Company.  The Company shall reimburse Executive promptly for actual out-of-pocket expenses incurred by him in connection with assisting the Company in the manner described in the immediately preceding sentence in accordance with the policies of the Company then in effect generally applicable to senior executives of the Company. If Executive is subpoenaed to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to the Company or any of its affiliates or Executive’s employment with the Company, Executive shall give prompt notice of such request to the Company, and shall make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting party or entity to such disclosure.  In addition, the Company shall compensate Executive for such cooperation pursuant to this Section 4(f) at a rate of $500 per hour, provided that if Executive is required to provide such cooperation away from his primary residence, such compensation shall not be less than $3,000 per day.  Upon termination for any reason, Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any of its subsidiaries. Executive’s obligations under this Section 4(f) shall survive the termination of Executive’s employment and the termination of the Agreement.

5.                                      Other Agreements.  Executive shall execute and deliver to the Company the Fair Competition Agreement and the Arbitration Agreement, attached hereto as Exhibits E and F, respectively, on or before the Effective Date.  Such execution and delivery is a condition to the effectiveness of this Agreement. Executive shall at all times comply with the Fair Competition Agreement.

6.                                      Withholding.  The Company may withhold from all amounts payable to Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation and any additional withholding to which Executive has agreed.

7.                                      Section 409A.  Notwithstanding anything herein to the contrary:

(a)                                 The Company does not guarantee to Executive any particular tax treatment relating to the payments and benefits under this Agreement.  It is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and all provisions of this Agreement shall be administered, interpreted and construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  Notwithstanding any other provision hereof, in no event shall the Company be liable for, or be required to indemnify Executive for, any liability of Executive for taxes or penalties under Section 409A or otherwise.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

(c)                                  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(d)                                 Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten calendar days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(e)                                  Notwithstanding any other provision of this Agreement, if at the time of the Executive’s termination of employment, he is a “specified employee,” determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to the Executive on account of his separation from service shall not be paid until the first day of the seventh month following such date of termination, or if earlier, within 60 calendar days after Executive’s death to the personal representative of Executive’s estate.

8.                                      Miscellaneous.

(a)                                 Governing Law.  This Agreement, and any contest, dispute, controversy or claim arising hereunder or related hereto (collectively, “Disputes”), shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles that would require the application of the laws of another jurisdiction.

(b)                                 Assignment and Transfer.  Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any successor to the Company or any assignee thereof.

(c)                                  Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof (including the Employment Term Sheet describing the terms of Executive’s employment).  Without limiting the foregoing, this Agreement expressly supersedes all prior agreements (written or oral) relating to Executive’s employment with the Company or any of its subsidiaries.

(d)                                 Amendment and Waiver; Rights Cumulative.  This Agreement may be amended, waived or discharged only by a writing signed by Executive and by a duly authorized representative of the Company (other than Executive).  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by a duly authorized representative of the Company (other than Executive).  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(e)                                  Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(f)                                   Dispute Resolution.  Except as provided in the Fair Competition Agreement, all Disputes shall be resolved in accordance with the Arbitration Agreement attached hereto as Exhibit F and incorporated herein.  This Section 8(f) shall survive the termination of Executive’s employment and the expiration or termination of this Agreement.  Executive shall execute and deliver to the Company a copy of such Agreement on or before the Effective Date as a condition to the effectiveness of this Agreement.

(g)                                  Notices.  Any notices or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed given when delivered personally, one day after it is sent through a reputable overnight carrier, or three business days after it is mailed by registered mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may specify by notice given hereunder to the other party:

If to Executive:

At the address(es) listed in the Company’s personnel records.

with a copy to:

Wood & Lamping LLC

600 Vine Street, Suite 2500

Cincinnati, OH 45202

Telephone: (513) 852-6028
Facsimile: (513) 419-6428
Attention: Edward S. Dorsey, Esq.

If to the Company:

99 Cents Only Stores LLC
4000 Union Pacific Avenue
Commerce, CA 90023
Telephone: (323) 980-8145
Facsimile: (323) 307-9611
Attention: General Counsel

with copies to:

Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Telephone: (310) 201-4100
Facsimile: (310) 201-4170
Attention: Adam Stein

and

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, CA 90067
Telephone: (310) 284-4582
Facsimile: (310) 557-2193
Attention: Michael A. Woronoff, Esq.

(h)                                 Representations.  Executive hereby represents and warrants that (a) there are no agreements, oral or written, to which Executive is a party or by which Executive is bound that prohibit Executive’s execution and delivery of, or performance under, this Agreement except for agreements The Kroger Co. has informed Executive that The Kroger Co. will not enforce or litigate; (b) Executive does not have any relationship or interest that creates a conflict between the interests of Executive and the Company or its direct or indirect parents or subsidiaries; and (c) none of the information supplied by Executive to the Company in connection with Executive’s employment by the Company misstated a material fact or omitted facts necessary to make the information supplied by Executive not materially misleading.

(i)                                     Further Assurances.  Executive shall, upon the Company’s reasonable request, execute such further documents and take such other actions as may be permitted or reasonably required by law to implement the purposes, objectives, terms, and provisions of this Agreement.

(j)                                    Interpretation.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.  As used herein:  (i)  reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (ii) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (iii) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (v) “or” is used in the inclusive sense of “and/or”; and (vi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(k)                                 Acknowledgement.  Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice.

(l)                                     Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

(m)                             Each Party the Drafter.  Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice.  This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

(n)                                 Time of Essence.  Time is and shall be of the essence in connection with this Agreement and the terms and conditions contained herein.

(n)                                 Survival.  All rights and obligations of any party in Sections 4 through 8 of this Agreement not fully satisfied or performed, as applicable, on the date Executive’s employment is terminated, shall survive the termination of Executive’s employment and the expiration or termination of this Agreement.

[Remainder of Page Intentionally Left Blank / Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

99 CENTS ONLY STORES LLC

By:	/s/Michael Green

Name: Michael Green

Title: Senior Vice President, General Counsel and Secretary

GEOFFREY J. COVERT

/s/ Geoffrey J. Covert

EXHIBIT A

EXHIBIT B

EXHIBIT C

TRANSITION PROGRAM

If on any date after the Start Date, but on or prior to December 31, 2016, Executive’s unvested equity or performance cash awards from The Kroger Co. are involuntarily forfeited pursuant to the terms thereof by reason of (i) his voluntary termination of employment with The Kroger Co. or (ii) acceptance of employment with the Company, the Company shall pay Executive the amounts as set forth in this Exhibit C.  Such payment shall be paid in the amounts and on the dates provided in this Exhibit C, in each case, provided Executive’s employment with the Company has not been terminated pursuant to Section 4(c) or (e), or prongs (i), (ii), (v), (vi), (vii), (viii)(A), or (ix) of Section 4(a) of the Agreement, as set forth below.

Restricted Stock:		Options:			Performance Cash:		Performance Units:
Determination Date	Maximum # of Awards	Determination Date	Maximum # of Awards	Exercise Price	Determination Date	Maximum $ Value	Determination Date	Maximum # of Awards
12/12/2015	6,500	3/10/2016	4,000	$11.97	3/31/2016	$373,172	3/31/2016	10,260
7/15/2016	3,804	6/23/2016	10,144	$12.37	3/28/2017	$239,269	3/28/2017	6,068
7/15/2016	3,804	7/12/2016	10,144	$10.98	3/27/2018	$77,443	3/27/2018	1,192
12/12/2016	13,000	7/15/2016	10,144	$18.88
7/15/2017	3,804	7/15/2016	10,144	$24.67
7/15/2017	3,804	7/12/2017	10,144	$10.98
7/15/2018	3,804	7/15/2017	10,144	$18.88
7/15/2018	3,804	7/15/2017	10,144	$24.67
7/15/2019	3,804	7/15/2018	10,144	$18.88
		7/15/2018	10,144	$24.67
		7/15/2019	10,144	$24.67

Executive represents and warrants that he would otherwise be entitled to the amounts shown above from The Kroger Co. but for the involuntary forfeiture.

On each Determination Date the Company shall determine the applicable amount payable in accordance with the Transition Program, if any, as follows:

(a)         with respect to Restricted Stock, the amount payable will be calculated by multiplying the number of shares of Restricted Stock of The Kroger Co. to which Executive otherwise would have been entitled on such date (not to exceed the maximum set forth in the table above) by the Applicable Price (defined below);

(b)         with respect to Options, the amount payable will be calculated by multiplying the number of Options of The Kroger Co. to which Executive otherwise would have vested on such date (not to exceed the maximum set forth in the table above) by the Applicable Price less the Exercise Price of such Options;

(c)          with respect to Performance Cash awards, the amount payable will be the amounts to which Executive otherwise would have been entitled from The Kroger Co. (not to exceed the maximum set forth in the table above); and

(d)         with respect to Performance Units, the amount payable will be calculated by multiplying the number of Performance Units of The Kroger Co. to which Executive otherwise would have been entitled (not to exceed the maximum set forth in the table above) by the Applicable Price.

“Applicable Price” means the lesser of (i) $36.92 (the trailing 30-day average closing price per share of The Kroger Co. common stock on September 4, 2015) and (ii) the trailing 30-day average closing price per share of such common stock on the trading day immediately preceding the applicable Determination Date.

Payment

Each amount payable pursuant to the Transition Program is payable in cash on the Determination Date corresponding to each payment as set forth above.

Change in Control

Upon a Change in Control (as defined below), all amounts payable pursuant to the Transition Program, including amounts for which the Determination Date would otherwise occur after the effective date of the Change in Control, shall accelerate, vest and become immediately payable as if the date of such Change in Control is the Determination Date.

“Change in Control” shall have the meaning set forth in the Equity Plan, provided that such Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended.

Forfeiture; Repayment

If Executive’s employment is terminated on or prior to the second anniversary of the Start Date pursuant to Section 4(c) or (e) of the Agreement then (i) all unpaid amounts pursuant to the Transition Program shall be forfeited, and (ii) not later than the 60th day following the date of termination Executive shall repay to the Company (x) all amounts paid to Executive pursuant to the Transition Program, minus (y) an amount equal to the difference between (I) all federal and state income, FICA and California state employment taxes actually paid by Executive with respect to such bonus and (II) Executive’s good faith estimate of the reduction in his federal and state income taxes for the year of repayment (determined as if such repayment is deductible in full and computed at the highest marginal aggregate federal and state income tax rate applicable to Executive in such year of repayment) attributable to all deductions available to Executive by reason of such repayment. In addition, if, after the repayment to the Company of any amount pursuant to clause (y) above, Executive becomes entitled to receive any refund from a taxing authority with respect to such repayment in excess of the amount described in clause (y) above, Executive shall pay to the Company the amount of such excess promptly (but in no event later than 10 business days) following receipt thereof. If the Company incurs any costs or expenses, including attorneys’ fees, in collection of any such repayment, then, in addition to all other remedies, Executive shall reimburse the Company for all such costs and expenses.

If Executive’s employment is terminated at any time pursuant to Section 4(c) or (e) or prongs (i), (ii), (v), (vi), (vii), (viii)(A) or (ix) of Section 4(a) of the Agreement, all unpaid amounts pursuant to the Transition Program shall be forfeited.

Executive agrees to take all actions and execute and deliver all documents which the Company reasonably requests in connection with the Transition Program.

For the avoidance of doubt, if Executive is enjoined from working for the Company, neither the Company nor any of its affiliates shall be under any obligation to Executive pursuant to the Transition Program.

EXHIBIT D

RELEASE

EXHIBIT E

FAIR COMPETITION AGREEMENT

EXHIBIT F

ARBITRATION AGREEMENT